Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of North Central Bancshares, Inc. of our report, dated February 5, 2006, relating to our audit of the consolidated financial statements which appear in the Annual Report on Form 10-K of North Central Bancshares, Inc. for the year ended December 31, 2005.

Des Moines, Iowa
May 3, 2006